SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                   Date of Report
                                    May 12, 1998

                                    FISERV, INC.
               (Exact name of registrant as specified in its charter)

                                    Wisconsin
                 (State or other jurisdiction of incorporation)


                        0-14948                          39-1506125
               (Commission File Number)      (IRS Employer Identification No.)

                   255 Fiserv Drive                        53045
                 Brookfield, Wisconsin                   (Zip code)
                 (Address of principal
                  executive offices)


                 Registrant's telephone number, including area code
                                   (414) 879-5000
ITEM 7 (c) Exhibits

   (1) Press release by Fiserv, Inc. dated May 12, 1998 relating to exchange ratio applicable to the acquisition of CUSA Technologies, Inc., as of April 30, 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FISERV, INC.

                                By /S/ Edward P. Alberts
                                ------------------------
                                Edward P. Alberts
                                Senior Vice President-Finance

Date:  May 12, 1998

Fiserv, Inc. Announces Preliminary Exchange Ratio Applicable to
Shares Acquired from CUSA Technologies, Inc.


         Brookfield, Wisconsin, May 12, 1998--Fiserv, Inc. (NASDAQ:FISV) announced today that it will issue .021304766 shares of its common stock for each outstanding share of common stock of CUSA Technologies, Inc. (CUSA), which was acquired as of the close of business on April 30, 1998.
         This ratio has been determined after deducting a holdback of $3 million in value of Fiserv shares, which will be placed in escrow to cover Holdback Claims. A final exchange ratio will be determined upon the resolution of the Holdback Claims.
         Firstar Trust Company, Milwaukee (the exchange agent) will furnish each holder of CUSA common stock a letter of transmittal for use in effecting the exchange.
         Fiserv, Inc. (NASDAQ:FISV) is an independent, full-service provider of integrated data processing and information management systems to the financial industry. As a leading technology resource, Fiserv serves approximately 7,000 financial service providers worldwide, including banks, broker/dealers, credit unions, financial planners/investment advisors, insurance companies, mortgage banks and savings institutions. Headquartered in Brookfield, WI, Fiserv also can be found on the World Wide Web at fiserv.com.

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